UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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Penske Automotive Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholder:
You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on May 10, 2011, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan.
The agenda for this year’s annual meeting includes the annual election of directors, ratification of the selection of our independent auditing firm, an advisory vote regarding our executive officer compensation and an advisory vote regarding the frequency of future advisory votes on executive compensation. The Board of Directors recommends that you vote FOR the director nominees, FOR the ratification of our independent auditors, FOR approval of our executive officer compensation and FOR approval of an advisory vote on executive officer compensation to be held every year. Please refer to the detailed information on each of these proposals and our annual meeting of stockholders in the accompanying materials.
The annual meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers, and I hope that you will attend. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,

/s/ Roger S. Penske

Roger S. Penske
Chairman of the Board and Chief Executive Officer
Bloomfield Hills, Michigan
March 16, 2011
HOW TO VOTE: Please complete, date, sign and return the accompanying proxy card or voting instruction card, or vote electronically through the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in the United States.
REDUCE MAILING COSTS: If you vote through the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROCEDURAL QUESTIONS ABOUT THE MEETING
PROPOSAL 1 — Election of Directors
OUR CORPORATE GOVERNANCE
PROPOSAL 2 — Ratification of the Selection of our Independent Auditors
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITING FIRMS
PROPOSAL 3 — Advisory Vote on Executive Compensation
PROPOSAL 4 — Advisory Vote on Frequency of Say on Pay Votes
EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PARTY TRANSACTIONS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
May 10, 2011
We will hold our annual meeting of stockholders at 8:00 a.m., Eastern Daylight Time on May 10, 2011, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan. The annual meeting agenda items are:
(1)	election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

(2)	ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2011;

(3)	advisory vote regarding executive compensation;

(4)	advisory vote regarding the frequency of future advisory votes on executive compensation;

(5)	transaction of such other business as may properly come before the annual meeting and any postponement or adjournment thereof.
Stockholders of record as of March 16, 2011 can vote at the annual meeting and any postponements or adjournments of the annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 20, 2011 through May 10, 2011 at our corporate headquarters. This proxy statement and the enclosed proxy card are first being distributed on or about March 18, 2011.
Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or vote electronically through the Internet or by telephone. Your prompt voting will help to ensure a quorum. If you choose to attend the annual meeting, you may revoke your proxy and vote personally on all matters brought before the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 10, 2011
The proxy statement and 2010 annual report to stockholders are available at the Investor Relations section of our website at www. penskeautomotive.com/investorrelations.aspx.

By Order of the Board of Directors,

/s/ Shane M. Spradlin

Shane M. Spradlin Executive Vice President, General Counsel and Secretary
Bloomfield Hills, Michigan
March 16, 2011

PROCEDURAL QUESTIONS ABOUT THE MEETING
Q.	What am I voting on?
A.	Proposal 1:	Election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified

	Proposal 2:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2011

	Proposal 3:	Advisory vote regarding executive compensation

	Proposal 4:	Advisory vote regarding the frequency of future executive compensation advisory votes
Q.	Who can vote?
A.
Our stockholders as of the close of business on the record date, March 16, 2011, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 16, 2011, there were 92,628,403 shares of our common stock outstanding.

Q.	How do I vote?
1.
YOU MAY VOTE BY MAIL. If you properly complete, sign and date the accompanying proxy card or voting instruction card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2.
YOU MAY VOTE BY TELEPHONE OR THROUGH THE INTERNET. If you are a registered stockholder (that is, if you hold your stock directly and not in street name), you may vote by telephone or through the Internet by following the instructions included on the proxy card. If you vote by telephone or through the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 1:00 a.m. Central time on May 10, 2011.

If you are the beneficial owner of shares held in street name, you still may be able to vote your shares electronically by telephone or through the Internet. The availability of telephone and Internet voting will depend on the voting process of the record holder of your shares. We recommend that you follow the instructions set forth on the voting instruction card provided to you.

NOTE: If you vote through the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.
3.
YOU MAY VOTE IN PERSON AT THE MEETING. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in street name who wishes to vote at the meeting, you will need to obtain a legal proxy from your record holder and bring it with you to the meeting.

Q.	Can I change my mind after I vote?
A.
You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q.	What if I return my proxy card but do not provide voting instructions?
A.
Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the eleven nominees for director, (2) FOR the ratification of our independent auditors (3) FOR approval of our executive officer compensation, (4) FOR approval of an advisory vote on executive officer compensation every year and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q.	Will my shares be voted if I do not provide my proxy instruction form?
A.
If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. Under these rules, only the proposal to ratify our independent auditing firm is a “routine matter” being voted on by our shareholders this year.

Q.	May stockholders ask questions at the meeting?
A.
Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q.	How many votes must be present to hold the meeting?
A.
Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 16, 2011 must be present in person or by proxy at the meeting (46,314,202 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.	How many votes are needed to approve the proposals?
A.
Regarding proposal 1, the eleven nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposals 2 and 3, each measure will pass if it receives the affirmative vote of a majority of the shares present and entitled to vote at the meeting. Regarding proposal 4, the option receiving the highest number of “For” votes (plurality) will be the frequency that stockholders advise to vote on executive compensation and shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact.

Q.	How do I vote my 401(k) shares?
A.
If you participate in the Penske Automotive Group 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Daylight Time on March 16, 2011 by instructing the plan’s trustee how to vote your shares pursuant to the instruction card being mailed with this proxy statement to plan participants. If you do not provide clear voting instructions, the trustee will not vote the shares in your account.

PROPOSAL 1 — Election of Directors
The first proposal to be voted on at the annual meeting will be the election of eleven director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve a one-year term. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.
Director Nominees. Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including having personal integrity, loyalty to Penske Automotive and concern for its success and welfare, willingness to apply sound and independent business judgment and having sufficient time available for Penske Automotive matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements.
The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee’s overall service to Penske Automotive during the previous term, each nominee’s personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below.

Our Board of Directors Recommends a Vote “FOR” Each of the Following Nominees:

John D. Barr — Chairman and CEO, Papa Murphy’s International Inc.	Mr. Barr, 63, has served as a director since December 2002. Mr. Barr has been the Chairman of Papa Murphy’s International Inc., a take-and-bake pizza chain, since September 2009 and its Chief Executive Officer since April 2005. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. In the previous five years, Mr. Barr was formerly a director of Clean Harbors, Inc., UST, Inc. and James Hardie Industries. Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as CEO of Papa Murphy’s International.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners LLC	Mr. Eisenson, 55, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Animal Health International, Inc. and a number of private companies. In the previous five years, Mr. Eisenson was formerly a director of Catlin Group Limited, Playtex Products, Inc., Caliper Life Sciences, Inc., and Xenogen Corporation. Individual experience: Familiarity with all of the Company’s key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success serving as our audit committee chairman.

Robert H. Kurnick, Jr. — President of Penske Automotive Group	Mr. Kurnick, Jr., 49, has served as our President since April 2008. From March 2006 to April 2008 he served as our Vice Chairman and has been a director since May 2006. From February 2000 until March 2006, Mr. Kurnick served as our Executive Vice President and General Counsel. He also serves as President and a director of Penske Corporation, which he joined in 1995. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Individual experience: Familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company, extensive automotive industry experience; experience as President of Penske Corporation.

William J. Lovejoy — Manager of Lovejoy & Associates	Mr. Lovejoy, 70, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (‘‘GMAC”) and ultimately President of GMAC in 1990. Mr. Lovejoy also serves on the Advisory Board of On My Own of Michigan. Individual experience: Extensive automotive industry experience with General Motors, including its sales and service and parts operations; automotive finance experience culminating with experience as President of GMAC; breadth of knowledge concerning issues affecting our Company.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.	Ms. McWaters, 46, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians. Since February 2000, Ms. McWaters has served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including Vice President of Marketing and Vice President of Sales and Marketing. Individual experience: Automotive industry experience with Universal Technical Institute; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians.

Yoshimi Namba — Senior Vice President International Business Development of Penske Automotive Group	Mr. Namba, 45, has served as a director and our Senior Vice President — International Business Development since October 2010. Mr. Namba has held several positions at Mitsui & Co., Ltd. (Japan) since August 2001. Most recently, Mr. Namba served as the Deputy General Manager of Mitsui’s Second Motor Vehicles Division. From May 2009 to June 2010 he served as the General Manager of Mitsui’s Mining and Construction Machinery First Department. From November 2005 to May 2009, Mr. Namba first served as the Deputy General Manager and then the General Manager of Mitsui’s Yamaha Business Department. Mr. Namba began his career at Mitsui in August 2001 serving as the Chief Operating Officer and Vice President of its PT Bussan Auto Finance (Indonesia) subsidiary until November 2005. Individual experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui & Co., Ltd. and Mitsui & Co, (USA), Inc., collectively, the Company’s second largest shareholder.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation	Mr. Noto, 72, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of Philip Morris International, an Emeritus member of Temasek’s International Advisory Panel, and was formerly a director of Commercial International Bank of Egypt, International Business Machines Corporation, Stem Cell Innovations, Inc. and Shinsei Bank in the previous five years. Individual experience: Extensive oil industry experience culminating with appointments as CEO of Mobil Corporation and Vice Chairman of ExxonMobil Corporation; breadth of knowledge concerning issues affecting our Company; experience as an executive and a director of some of the world’s leading global corporations.

Roger S. Penske — Chairman of the Board and CEO of Penske Automotive Group	Mr. Penske, 74, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company and Universal Technical Institute, and was formerly a director of Internet Brands, Inc. in the previous five years. Mr. Penske also is Vice Chairman of the Downtown Detroit Partnership and a director of Business Leaders for Michigan. Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company’s key operations; experience as an executive and a director of some of the world’s leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP	Mr. Peters, 63, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries (‘‘TRP”). Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990 and serves as a member of the Board of Directors of various TRP portfolio companies. In the previous five years, Mr. Peters was formerly a director of Autocam Corporation. Individual experience: Extensive transportation industry experience; familiarity with all of the Company’s key operations; experience as an executive and a director of numerous transportation companies; general industry knowledge concerning other transportation companies; experience in commercial finance, private equity and leveraged finance.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation	Mr. Steinhart, 70, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Animal Health International, Inc., Susser Holdings Corporation, Texas Industries Inc., and as a Trustee of the MFS/Compass Group of mutual funds. In the previous five years, Mr. Steinhart was formerly a director of Penson Worldwide, Inc. Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

H. Brian Thompson — Executive Chairman of Global Telecom & Technology (GTT)	Mr. Thompson, 71, has served as a director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT). Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Axcelis Technologies, Inc, ICO Global Communications (Holdings) Ltd, and Sonus Networks, Inc., and was formerly a director of Bell Canada International, Inc. in the previous five years. Thompson received his MBA from Harvard’s Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts. Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in ultra-competitive communications industry; demonstrated success serving as our lead independent director.

OUR CORPORATE GOVERNANCE

			Compensation &	Nominating &
			Management	Corporate
CURRENT DIRECTORS	BOD	Audit	Development	Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	C			X
Robert H. Kurnick, Jr.	X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			C
Yoshimi Namba	X
Lucio A. Noto	X		X		X
Roger S. Penske	C				C
Richard J. Peters	X				X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		C	X
No. of Meetings 2010	6	10	5	2	0

*	Chairperson of each committee is denoted by a “C.”
Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” The principal responsibilities of each committee are described below. Collectively, our directors attended over 95% of our board and committee meetings in 2010, and each director attended at least 88% of their meetings. All of our directors are encouraged to attend the annual meeting and all directors serving at that time attended the annual meeting in 2010.
Committee Member Qualifications. Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” under New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules.
Audit Committee. This committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:
•	integrity of our financial statements, financial reporting processes and systems of internal accounting and financial controls
•	activities of the internal audit function
•	engagement of the Company’s independent auditing firms and the evaluation of their qualifications, independence and performance
•	annual independent audit of our financial statements
•	review of our financial statements prior to being filed with the Securities and Exchange Commission
•	review with management of significant business risks or exposures and evaluating the steps management has taken to assess, monitor and mitigate such risks or exposures
•	fulfillment of the other responsibilities set out in the Audit Committee charter
Compensation and Management Development Committee. This committee assists the Board of Directors in discharging its responsibility relating to the:
•	determination of each element of our executive officers’ compensation
•	compensation and benefits of other employees
•	administration of our equity incentive plans
•	development of recommendations to the Board of Directors with respect to director compensation
•	review of management progression and succession plans

Nominating and Corporate Governance Committee. This committee:
•	identifies individuals qualified to become members of the Board of Directors
•	recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill
•	develops and recommends to the Board of Directors corporate governance principles
•	leads the annual review of our corporate governance policies and the Board of Directors’ performance evaluation
•	oversees our compliance with legal and regulatory requirements
Executive Committee. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents. This committee did not meet in 2010.
Corporate Governance Documents. Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the tab “Corporate Governance.” We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We also intend to disclose waivers, if any, for our executive officers or directors from the code on our website. We have a securities trading policy which applies to all of our directors and officers, which restricts trading in our securities while in possession of material nonpublic information and prohibits our directors and officers from engaging in short sales and other speculative trading techniques without the approval of our General Counsel. No such approvals were granted in 2010.
Risk Management. We have designed and implemented processes to manage risk in our operations. The Board of Director’s role in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.
Audit Committee.
•	principally responsible for implementing the Board’s risk management oversight role
•	reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks
•	monitors certain key risks at each of its regularly scheduled meetings, such as liquidity risk, risk relating to compliance with credit covenants, and related party transaction risk
Nominating and Corporate Governance Committee.
•	oversees compliance with legal and regulatory requirements
•	reviews risks relating to our governance structure.
Compensation and Management Development Committee.
•	reviews risks inherent in our compensation policies
•	reviews the Company’s succession planning
Full Board of Directors.
•	reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers
•	receives reports on all significant committee activities at each regular meeting
•	reviews the risks inherent in any significant Company transactions

Board Structure and Lead Director. Roger S. Penske is the Chairman of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our company due to Mr. Penske’s significant ownership position through Penske Corporation, his extensive automotive industry experience, his relationships with our key automotive partners and his experience as an executive and a director of some of the world’s leading companies. In light of the combination of the Chairman of the Board and Chief Executive Officer positions, one of our governance principles is to have an independent “Lead Director.” Our Lead Director is responsible for:
•	coordinating and leading the activities of the outside directors
•	establishing the agenda for executive sessions of the outside directors
•	presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
•	facilitating communication between the outside directors as a group and our management team
Our Lead Director is H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.
Director Independence. A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Noto, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com and as set forth below. As required by New York Stock Exchange rules, our Board of Directors determined that no material relationship exists which would interfere with the exercise of independent judgment in carrying out the responsibilities of the independent directors.
For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. With respect to our independent directors, the Board considers the transactions, relationships and arrangements described under “Related Party Transactions” in its independence determination. The Board also considers any ownership of our securities by the directors and any of their affiliates, ownership by our management team of any securities of affiliates of directors, as well as any direct or indirect investments with Transportation Resource Partners, an affiliate of Penske Corporation.
Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:
1.	The director is employed by us, or an immediate family member is one of our executive officers.
2.
The director receives any direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.
The director is affiliated with or employed by one of our independent auditing firms, or an immediate family member is affiliated with or employed in a professional capacity by one of our independent auditing firms.

4.	An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
5.
The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

6.
The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that is indebted to us and the total amount of the other company’s indebtedness to us at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

7.
The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

Controlled Company. Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is collectively held by Penske Corporation, Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies.
Director Candidates. When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate to discuss and consider his or her qualifications. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.
Director candidate submissions are to include:
•	sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer’s business
•	whether such individual can read and understand basic financial statements
•	a list of board memberships and other affiliations of the nominee
•	a written consent of the individual to stand for election and serve if elected by the stockholders
•	a statement of any relationships between the person recommended and the person submitting the recommendation
•	a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier
•	proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year
Recommendations received by November 16, 2011, will be considered for nomination at the 2012 annual meeting of stockholders. Recommendations received after November 16, 2011 will be considered for nomination at the 2013 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation. An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 13.4% interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, and “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. The Investor paid $381,671 to us in 2011 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions pursuant to which the Investor was paid $341,208 during 2010.
PROPOSAL 2 — Ratification of the Selection of our Independent Auditors
Our Audit Committee has selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte”) as our principal independent auditing firm for 2011. In performing its services for 2011, we anticipate Deloitte will not audit our subsidiaries which own the majority of our international operations and their opinions, insofar as they relate to those operations, will be based solely on the report of the independent auditor of those operations KPMG Audit Plc. (“KPMG”). We have determined to submit the selection of auditors to shareholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditing firm is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2011 audit. Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “— Our Corporate Governance.” The Audit Committee has the sole authority to retain and terminate our independent auditing firms, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.
The Audit Committee took a number of steps in making this recommendation for our 2010 annual report. The Audit Committee discussed with our independent auditing firms those matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firms independence and received the letters and written disclosures from the independent auditing firms required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.
Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2010 annual report on Form 10-K as filed with the SEC on February 25, 2011.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman) John D. Barr Ronald G. Steinhart
INDEPENDENT AUDITING FIRMS
We anticipate that Deloitte will audit our consolidated financial statements for 2011. In 2010, Deloitte did not audit our subsidiaries which own the majority of our international operations and Deloitte’s opinions, insofar as they relate to those operations, are based solely on the report of KPMG the independent auditor of those operations. We anticipate that this arrangement will continue in 2011. We refer to Deloitte and KPMG collectively as our independent auditing firms. We paid the independent auditing firms the fees described below for the enumerated services in 2010 and 2009, all of which services were approved by our Audit Committee:
Audit Services:
•	audits of our consolidated financial statements
•	audits of management’s assessment of internal control over financial reporting
•	reviews of quarterly financial statements
•	other services normally provided in connection with statutory or regulatory engagements
Audit Related Services:
•	services in connection with our communications with the Securities & Exchange Commission and registration statements
•	acquisition due diligence
•	audits of benefit plans
•	accounting research and consultation
Tax Fees:
•	services rendered by the independent auditing firms in connection with tax compliance, planning and advice.

All Other Fees:
•	primarily related to employee benefit plan advisory services.

	Deloitte		KPMG
	2010	2009	2010	2009
Audit Fees	$1,296,200	$1,173,200	$492,800	$474,400
Audit Related Fees	205,000	218,000	60,000	84,800
Tax Fees
Tax Compliance	33,050	31,000	—	—
Other Tax Fees	212,260	155,400	—	16,000

	245,310	186,400	—	16,000

All Other Fees	—	—	108,800	75,355

Total Fees	$1,746,510	$1,577,600	$661,600	$650,555
The Audit Committee has considered the nature of the above-listed services provided by the independent auditing firms and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with the independent auditing firms and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.
Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by the independent auditing firms. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent auditing firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment. Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. The Chairman of the Audit Committee may independently approve services as long as the pre-approved services are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting.
PROPOSAL 3 — Advisory Vote on Executive Compensation
The Board of Directors has approved the compensation of our named executive officers as described under “Compensation Discussion and Analysis” and “Executive Compensation” (see pages 13 to 22). We are seeking a non-binding advisory vote, commonly known as a “Say on Pay” proposal, to give you the opportunity to express your views on our executive compensation. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee. However, the Compensation and Management Development Committee will take the outcome of the vote into account when making future executive compensation decisions.
Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. In this regard, we note that:
•	Mr. Penske beneficially owns approximately 32.0 million shares of our common stock, which significantly aligns his interests with the shareholders’ interests
•	The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years, which encourages long-term stock ownership
•
We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment or in connection with a change in control

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan
•	Executive officers are subject to a “clawback” of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior
•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

The Board of Directors believes that the compensation of our executive officers is appropriate and recommends a vote FOR the following advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
PROPOSAL 4 — Advisory Vote on Frequency of Say on Pay Votes
As described in Proposal No. 3 above, our shareholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “Say-on-Pay” vote. This Proposal No. 4 affords you the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials in the future. Under this Proposal No. 4, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years.
We believe that Say-on-Pay votes should be conducted every year so that shareholders may annually express their views on our executive compensation program. Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders in these votes, and even though non-binding, will continue to consider the outcome of these votes in making its decisions on executive compensation.
The Board of Directors believes an advisory vote on our executive officer compensation should occur annually and recommends a vote FOR the following resolution:
“RESOLVED, that future annual shareholder advisory votes regarding the compensation paid to the Company’s named executive officers is APPROVED.”
EXECUTIVE OFFICERS
Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other named executive officers are provided below:
Robert T. O’Shaughnessy, 45, has served as our Executive Vice President and Chief Financial Officer since January 3, 2007. From July 2005 until January 2007, he served as Senior Vice President — Finance. From August 1999 until July 2005, he served as our Vice President and Controller. Mr. O’Shaughnessy joined our Company in 1997. Prior to joining our Company, Mr. O’Shaughnessy was a Senior Manager for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1987.
Calvin C. Sharp, 59, has served as our Executive Vice President — Human Resources since July 1, 2007. Mr. Sharp served as Senior Vice President — Human Resources for our Eastern Region from October 2003 to July 2007. From 1988 to 2003, Mr. Sharp served in numerous positions with Detroit Diesel Corporation, culminating in his appointment as Senior Vice President — Administration. From 1974 to 1988, Mr. Sharp held various positions in Human Resources Management with General Motors.

Shane M. Spradlin, 41, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.
COMPENSATION COMMITTEE REPORT
The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.

The Compensation & Management Development Committee of the Board of Directors

H. Brian Thompson (Chairman) William J. Lovejoy Lucio A. Noto
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Executive Summary Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. As further discussed below:
•	Mr. Penske beneficially owns approximately 32.0 million shares of our common stock, which significantly aligns his interests with the shareholders’ interests
•	The named executive officers receive long-term restricted stock grants with vesting provisions weighted towards the third and fourth years, which encourages long-term stock ownership
•
We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment or in connection with a change in control

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan
•	Executive officers are subject to a “clawback” of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior
•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

In recent years, Mr. Penske has received an annual performance based award payable in shares of restricted stock. For 2011, Mr. Penske achieved approximately 96% of the performance targets listed below.
Compensation Philosophy. Other than with respect to Mr. Penske, the majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may also reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for certain employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock.”

Outside Advisors and Consultants. Our compensation committee has the authority to hire outside consultants and advisors at its discretion, and it has full access to any of our employees. While it may do so in the future, neither the committee nor company management has retained outside consultants to assist them in determining or recommending the amount or form of executive or director compensation.
Role of Executive Officers. The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation.
Addressing Risk. Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:
•	Our commitment to full compliance with our code of conduct
•	Our compensation recovery policy noted below
•	Our committee’s negative discretion to reduce any performance based award
•	Approximately 70% of the equity compensation we issue vests in the third and fourth years
•	Rigorous internal and external audits of our dealership and consolidated results
•	Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline
The responsibilities of the compensation committee and committee member independence are described under “Our Corporate Governance” beginning on page 6.
Compensation Recovery Policy. We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.
Equity Award Approval Policy. We have an equity award approval policy which generally requires that all equity awards be approved by the committee, that the committee shall endeavor to approve all such awards at a committee meeting, and that the grant date of all such awards shall be the date of the approval by the committee. As part of that policy, the committee delegated to our Chief Executive Officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our Chief Executive Officer approved awards for 1,300 shares of restricted common stock under that authority in 2010, leaving remaining authority for 47,700 shares (giving effect to certain forfeitures).
Determination of Amounts. The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our Management Incentive Plan awards, which depend on achieving the specific quantitative performance objectives noted below, our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view toward maintaining external compensation competitiveness. External competitiveness with respect to each element of our compensation was benchmarked in 2010 against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group1 Automotive, Lithia Motors and Sonic Automotive). The committee also reviewed publicly available information regarding the compensation of 199 chief executive officers compiled by Equilar and published in the New York Times, though these figures were not used as a benchmark for Mr. Penske. While we benchmark our compensation against our industry peers, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges is unique to the individual and we base our compensation accordingly.
Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of remuneration paid to any one of the named executive officers of a public company (except for the chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). We have designed our Management Incentive Plan to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code. We expect to continue to issue awards under the Management Incentive Plan for our Chief Executive Officer and certain other officers in order to provide motivation to advance specific annual objectives of the Company, while also maximizing the tax deductibility of our compensation expense. For any awards under the Management Incentive Plan, the compensation committee reserves discretion to reduce (but not increase) the payout under the award.
Our Compensation Program. Our compensation program primarily consists of four elements:
•	Base salary
•	Annual discretionary cash bonus payments
•	Restricted stock awards
•	Employee health and welfare plan participation and other benefits, such as the use of a company vehicle
Base Salary. The salaries of our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed earlier under “Determination of Amounts.” The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee’s responsibilities. The evaluation of the individual’s performance is based upon the committee’s subjective perception of that performance, based in large part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”
The committee also considers our Company-wide performance and general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the Management Incentive Plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.

Annual Bonus Payments. Our senior management is eligible to receive annual discretionary cash bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the amounts resulting from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.” We pay annual bonuses to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:
•	Company-wide performance in the prior year

•	Evaluation of an individual’s performance in the prior year

•	Evaluation of the annual performance of an individual’s business unit in the prior year
The items of Company-wide performance that are considered for our named executive officers are the same as those with respect to the Management Incentive Plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the automotive retail industry. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”
Restricted Stock Awards. Each member of senior management is eligible to receive a restricted stock award because we believe these awards effectively align management’s goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.
Restricted stock grants for our named executive officers are generally discretionary (other than those awarded to our Chief Executive Officer, President and others under our Management Incentive Plan discussed above), and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, the individual’s performance and Company-wide performance measures detailed below under “Chief Executive Officer Compensation,” keeping in mind the overall performance of the automotive retail industry. The amounts are also established to induce retention, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2010, the committee approved the grant of approximately 390,365 shares of restricted stock to employees (representing approximately 0.4% of our current outstanding equity), including the awards relating to the 2009 management incentive plans for our Chief Executive Officer and President.
Other Compensation. We may also provide employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with company matching under our 401(k) plan. Our named executive officers and certain other members of senior management are also provided the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We have valued the use of company vehicles in the following disclosure tables based on the value of our lease payments or, in situations where the employee has used a company owned vehicle, on Internal Revenue Service (“IRS”) guidelines. We also have historically paid for maintenance and repairs on the vehicles, which costs are included in those tables. Similar to any company providing its products to employees, we provide these vehicles as an inducement and retention benefit.
From time to time, we may provide other benefits to certain members of our senior management, such as payment for a country club membership or tax gross-ups for certain items. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees. We have valued these other types of perquisites in the following disclosure tables based on our cost.
No Employment Agreements, Change of Control and Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation or compensation upon a change of control. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individual’s knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments. However, our outstanding equity awards provide that in the event of a change of control, the compensation committee has the discretion to accelerate, vest or roll over any outstanding equity awards.

2010 Compensation
Chief Executive Officer Compensation. Our compensation committee established fiscal 2010 performance targets for a performance based award for Mr. Penske in February 2010 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Penske could have earned pursuant to this award was $3.0 million, to be paid in shares of restricted stock to be granted in 2011. Mr. Penske achieved approximately 96% of the performance metrics noted below, which entitled him to approximately $2.9 million in shares of restricted stock.
The specific 2010 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement
• EBITDA (earnings before interest, taxes, depreciation and amortization) of $280 million (100% attainment). EBITDA below $250 million results in no attainment, and between $250 million and $280 million yields pro rata achievement (1)	$274.2 million	20%	16.1%
• maintenance of worldwide credit availability of at least $150 million, excluding funds used for repurchases of outstanding debt or common stock	$375 million	20%	20%
• maintenance of compliance with the covenants in our credit facilities	compliant	20%	20%
• customer satisfaction scores exceed manufacturer objectives at 85% of our franchises	exceeds	10%	10%
• no material weaknesses in our internal controls	none	10%	10%
• new car inventory less than 60 days supply at 12/31/10	55 days	5%	5%
• used car inventory less than 45 days supply at 12/31/10	43 days	5%	5%
• common stock price performance exceeds the S&P 500 Index during 2010	15% v. 13% S&P	10%	10%

Total		100%	96.1%

(1)
This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company’s U.S. credit agreement.

In February 2011, the committee established a similar award for Mr. Penske with respect to 2011, with a maximum potential payout of $3.5 million to be paid in shares of restricted stock to be granted in 2012. The performance objectives for 2011 are as follows:

Objective	% of Award
• EBITDA (earnings before interest, taxes, depreciation and amortization) of $305 million (100% attainment). EBITDA below $275 million results in no attainment, and between $275 million and $305 million yields pro rata achievement (1)	20%
• maintenance of worldwide credit availability of at least $125 million, excluding funds used for repurchases of outstanding debt or common stock	10%
• maintenance of compliance with the covenants in our credit facilities	20%
• customer satisfaction scores exceed manufacturer objectives at 85% of our franchises	10%
• no material weaknesses in our internal controls	10%
• common stock price performance exceeds the S&P 500 Index during 2011	20%
• reduce SG&A as a percentage of gross profit by a minimum of 100 basis points (1)	10%

(1)
This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company’s U.S. credit agreement.

President Compensation. Our compensation committee established fiscal 2010 performance targets for a performance based award for Mr. Kurnick in February 2010 under our Management Incentive Plan discussed above. The maximum potential amount Mr. Kurnick could have earned pursuant to this award was $500,000 to be paid in shares of restricted stock to be granted in 2011. Mr. Kurnick achieved approximately 96% of the performance metrics relating to the award, which are the same as those noted above with respect to Mr. Penske’s award. This performance entitled Mr. Kurnick to $480,500 in the form of restricted stock.
In February 2011, the committee established a similar award for Mr. Kurnick with respect to 2011, with a maximum potential payout of $600,000 to be paid in shares of restricted stock to be granted in 2012. The performance objectives and component percentages are the same as those set forth above with respect to the 2011 award for Mr. Penske.

Mr. Kurnick is also the President of Penske Corporation (our controlling shareholder) and he receives a substantial amount of compensation from Penske Corporation. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us reflects that he devotes time to Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. In determining Mr. Kurnick’s pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.
Other Executive Officer Compensation. Each of our other executive officers received the stock awards and bonuses set forth in the tables below. In February 2011, Messrs. O’Shaughnessy, Sharp and Spradlin received 9,000, 3,500 and 6,000 shares of restricted stock, respectively, vesting over four years at a rate of 15%, 15%, 20% and 50%. In 2010, we were reimbursed approximately eight percent of Mr. Spradlin’s base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s base salary is shown in the table below.
EXECUTIVE COMPENSATION
The following table contains information concerning 2010 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the “named executive officers.” For a discussion of our methodology in valuing the items set forth under “All Other Compensation,” see “CD&A — Other Compensation.”
2010 Summary Compensation Table

						All Other
		Salary	Bonus	Stock Awards		Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)		($)		($)
Roger S. Penske	2010	$1,000,000	—	$2,883,000	(2)	$25,000	(3)	$3,908,000
Chief Executive Officer	2009	1,000,000	—	2,850,000		25,000		3,875,000
	2008	1,000,000	—	—	(4)	26,383		1,026,383

Robert H. Kurnick, Jr.	2010	600,000	—	480,500	(5)	20,409	(6)	1,100,909
President	2009	600,000	—	285,000		46,278		931,278
	2008	600,000	—	207,020	(4)	23,463		830,483

Robert T. O’Shaughnessy	2010	590,000	$300,000	76,800		45,456	(7)	1,012,256
Executive Vice President &	2009	590,000	184,000	51,999		59,254		885,253
Chief Financial Officer	2008	577,404	168,000	207,020		$0,435		1,002,859

Calvin C. Sharp	2010	350,000	75,000	46,080		44,858	(8)	515,938
Executive Vice President —	2009	350,000	95,000	60,540		43,346		548,886
Human Resources	2008	350,000	90,000	47,050		46,551		533,601

Shane M. Spradlin	2010	325,000	140,000	69,120		39,050	(9)	573,170
Executive Vice President,	2009	250,000	85,000	118,082		15,815		468,897
General Counsel & Secretary	2008	250,000	69,000	84,690		20,104		423,794

(1)	These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan.

(2)
In February 2010, Mr. Penske received an equity incentive plan-based award payable upon achievement of 2010 performance targets. The maximum total award for this grant was $3.0 million, payable in restricted stock. Mr. Penske achieved approximately 96% of the performance metrics relating to this award, which entitled him to $2.9 million in shares of restricted stock. See the narrative discussion following this table for further discussion of this award.

(3)	Reflects $25,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation — Charitable Donation Matching Program”).

(4)
In 2008, Messrs. Penske and Kurnick elected to forgo the amounts payable under their plan based awards in recognition of our cost savings initiatives. The amounts foregone were $840,000 for Mr. Penske and $102,000 for Mr. Kurnick.

(5)
In February 2010, Mr. Kurnick received an equity incentive plan-based award payable upon achievement of 2010 performance targets. The maximum total award for this grant was $500,000, payable in restricted stock. Mr. Kurnick, achieved approximately 96% of the performance metrics noted above relating to this award, which entitled him to $480,500 in shares of restricted stock. See the narrative discussion following this table for further discussion of this award.

(6)	Represents an automobile allowance.

(7)
Represents the use of company vehicles and related automobile insurance, company-sponsored life insurance, company-sponsored lunch program, payments for a country club membership (though this membership is used for personal and business purposes), personal use of sporting event tickets and a tax allowance of $15,882.

(8)
Represents $27,032 relating to the use of Company vehicles and related automobile insurance, a tax allowance of $12,762 and the remainder for company-sponsored life insurance and company-sponsored lunch program.

(9)
Represents the use of Company vehicles and related automobile insurance, company-sponsored life insurance, company-sponsored lunch program, payments for a country club membership (though this membership is used for personal and business purposes), personal use of sporting event tickets and a tax allowance of $12,629.

Grants of Plan-Based Awards in 2010

		Estimated Future Payouts
		Under Equity Incentive			All other Awards:		Grant Date Fair
		Plan Awards			Number of Shares		Value of Stock
Name and Principal Position	Grant Date	Threshold ($)	Maximum ($)		of Stock		Awards ($)
Roger S. Penske	2/17/2010	—	$3,000,000	(1)
Chief Executive Officer	2/17/2010				$185,547	(3)	$2,850,000	(3)
Robert H. Kurnick, Jr.	2/17/2010	—	500,000	(2)
President	2/17/2010				18,555	(3)	285,000	(3)
Robert T. O’Shaughnessy	2/17/2010				5,000		76,800
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	2/17/2010				3,000		46,080
Executive Vice President — Human Resources
Shane M. Spradlin	2/17/2010				4,500		69,120
Executive Vice President, General Counsel & Secretary

(1)
See the following narrative discussion for an explanation of this award. This entry reflects the total potential award for 2010 of which approximately $2.9 million was received in 2011 in shares of restricted stock.

(2)	See the following narrative discussion for an explanation of this award. This entry reflects the total potential award for 2010 of which $480,500 was received in 2011 in shares of restricted stock.

(3)
This represents the shares of restricted stock issued in February 2010 resulting from attainment of goals outlined in the 2009 incentive award. As a result, this table reflects two years of awards for Messrs. Penske and Kurnick: the 2009 awards attained, and the total potential awards relating to 2010.

Narrative Discussion of Summary Compensation Table and Plan Based Awards
The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “CD&A.”
Mr. Penske’s Performance Based Award. Our compensation committee established fiscal 2010 performance targets for a performance based award for Mr. Penske in February 2010 under our Management Incentive Plan discussed above, which was payable in 2011. A maximum potential payout of $3.0 million to be paid in shares of restricted stock was available under the award. Mr. Penske achieved approximately 96% of the performance metrics noted above relating to this award, which entitled him to approximately $2.9 million paid in shares of restricted stock, as more fully discussed above in “CD&A — Chief Executive Officer Compensation.”
Mr. Kurnick’s Performance Based Award. Our compensation committee established fiscal 2010 performance targets for a performance based award for Mr. Kurnick in February 2010 under our Management Incentive Plan discussed above, which was payable in 2011. A maximum potential payout of $500,000 to be paid in shares of restricted stock was available under the award. Mr. Kurnick achieved approximately 96% of the performance metrics noted above relating to this award, which entitled him to $480,500 in the form of restricted stock, as more fully discussed above in “CD&A — President Compensation.”

Other Restricted Stock Awards. The equity awards granted in February 2010 to Messrs. O’Shaughnessy, Sharp and Spradlin were awarded as part of an annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan. The awards vest annually on June 1 over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the “CD&A — Restricted Stock.”
Outstanding Equity Awards at 2010 Year-End

	Option Awards				Stock Awards
	Number of Securities				Number of
	Underlying		Option	Option	Shares of Stock		Market Value of
	Unexercised Options		Exercise	Expiration	That Have Not		Shares of Stock That
Name	Exercisable (#)		Price	Date	Vested (#)		Have Not Vested (1)
Roger S. Penske					435,021	(2)	$7,578,066
Chief Executive Officer
Robert H. Kurnick, Jr.					55,846	(3)	972,837
President
Robert T. O’Shaughnessy	5,000	(4)	$10.48	2/22/12	25,103	(5)	437,294
Executive Vice President & Chief Financial Officer
Calvin C. Sharp					10,008	(6)	174,339
Executive Vice President — Human Resources
Shane M. Spradlin	7,000	(7)	5.55	3/18/13	17,365	(8)	302,498
Executive Vice President, General Counsel & Secretary
(1)	Market value is based upon the closing price of our common stock on December 31, 2010 ($17.42).

(2)	These restricted shares vest as follows:

June 1, 2011 — 85,128	June 1, 2013 — 59,240	June 1, 2015 — 73,772
June 1, 2012 — 94,598	June 1, 2014 — 122,283
(3)	These restricted shares vest as follows:

June 1, 2011 — 9,983	June 1, 2013 — 7,400	June 1, 2015 — 12,295
June 1, 2012 — 11,972	June 1, 2014 — 14,196
(4)	This award was granted on February 22, 2002 under our Amended and Restated Stock Option Plan, vested in three equal annual installments, and is now fully vested.
(5)	These restricted shares vest as follows:

June 1, 2011 — 9,256	June 1, 2013 — 5,355
June 1, 2012 — 7,992	June 1, 2014 — 2,500
(6)	The restricted shares vest as follows:

June 1, 2011 — 2,702	June 1, 2013 — 3,105
June 1, 2012 — 2,701	June 1, 2014 — 1,500
(7)	This award was granted on March 18, 2003 under our Amended and Restated Stock Option Plan, vested in three equal annual installments, and is now fully vested.
(8)	The restricted shares vest as follows:

June 1, 2011 — 4,628	June 1, 2013 — 5,659
June 1, 2012 — 4,828	June 1, 2014 — 2,250

Option Exercises and Stock Vested

	Stock Awards
	Number of Shares
	Acquired on	Value Realized
Name	Vesting (#)	on Vesting(1)
Roger S. Penske	52,240	$649,866
Chief Executive Officer
Robert H. Kurnick, Jr.	8,650	107,606
President
Robert T. O’Shaughnessy	7,957	98,985
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	2,527	31,436
Executive Vice President — Human Resources
Shane M. Spradlin	4,253	52,907
Executive Vice President, General Counsel & Secretary

(1)	The value is based upon the closing price of our common stock on the vesting date.
Pension Benefits and Nonqualified Deferred Compensation
Our executive officers are not eligible to participate in any defined benefit or non-qualified deferred compensation plans.
“Golden Parachutes” or Termination/Change in Control Payments

None of our named executive officers is employed under an employment agreement, has any contractual severance, termination payments or “Golden Parachutes,” or the rights to any contractual payments relating to a change in control of the company.
DIRECTOR COMPENSATION
The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our paid employees are eligible for director compensation.
Annual Fee and Stock Award. Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. Committee chairpersons receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the first quarter of the year subsequent to service). Our non-employee directors also receive an annual grant of 4,000 shares of stock payable during the first quarter of the year following service.
Option to Defer Receipt until Termination of Board Service. Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All cash fees deferred are held in our general funds, and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.
Charitable Donation Matching Program. All directors are eligible to participate in a charitable matching gift program. Under this program, we match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.

Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, including the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.
Director Compensation Table
Our directors who are also our employees (Messrs. Kurnick, Namba, Penske and Ishikawa (who was formerly our director for part of 2010)) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

	Fees Earned or	Stock	All Other
Name	Paid in Cash(1)	Awards(2)	Compensation		Total

John D. Barr	$45,000	$80,600	$49,664	(3)	$175,264
Michael R. Eisenson	50,000	80,600	34,295	(4)	164,895
William J. Lovejoy	40,000	80,600	41,126	(5)	161,726
Kimberly J. McWaters	45,000	80,600	45,197	(6)	170,797
Lucio A. Noto	40,000	80,600	62,714	(7)	183,314
Richard J. Peters	40,000	80,600	45,734	(8)	166,334
Ronald G. Steinhart	45,000	80,600	37,420	(9)	163,020
H. Brian Thompson	45,000	80,600	71,050	(10)	196,650

(1)
We pay our directors in the year subsequent to service. This column reflects fees earned in 2010, though these fees were paid in 2011. Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of cash for 2010. Mr. Thompson elected to receive 50% of his fee in equity in 2010.

(2)
These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2002 Equity Compensation Plan, and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

(3)
“All Other Compensation” reflects the use of a Company vehicle and related insurance. The grant date fair value of the 4,000 shares of stock granted to Mr. Barr on February 18, 2010 (in respect of 2009 service) was $61,400. Mr. Barr had 12,292.58 deferred stock units outstanding at December 31, 2010.

(4)
“All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 3,369 shares of stock granted to Mr. Eisenson on February 18, 2010 (in respect of 2009 service) was $113,114.

(5)
“All Other Compensation” reflects the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 6,695.24 deferred stock units granted to Mr. Lovejoy on February 18, 2010 (in respect of 2009 service) was $102,772. Mr. Lovejoy had 32,037.70 deferred stock units outstanding at December 31, 2010.

(6)
“All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Ms. McWaters on February 18, 2010 (in respect of 2009 service) was $61,400. Ms. McWaters had 8,000 deferred stock units outstanding at December 31, 2010.

(7)
“All Other Compensation” reflects $37,714 the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Noto on February 18, 2010 (in respect of 2009 service) was $61,400. Mr. Noto had 23,107.55 deferred stock units outstanding at December 31, 2010.

(8)
“All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Peters on February 18, 2010 (in respect of 2009 service) was $61,400.

(9)
“All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Steinhart on February 18, 2010 (in respect of 2009 service) was $61,400.

(10)
“All Other Compensation” reflects $46,050 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 1,516 shares of stock granted to Mr. Thompson on February 18, 2010 (in respect of 2009 service) was $84,671.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 16, 2011 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.
“Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 92,628,403 shares of our common stock outstanding on March 16, 2011. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

	Economic	Beneficial
Name of Beneficial Owner	Ownership(1)	Ownership(2)	Percent
Principal Stockholders
Penske Corporation(3)	30,965,152	30,965,152	33.4%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	15,559,217	15,559,217	16.8%
2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan
Wellington Management Company, LLP(5)	5,904,022	5,904,022	6.4%
280 Congress Street, Boston MA 02210

Current Directors and Nominees
John D. Barr	29,293	17,000	*
Michael R. Eisenson	59,678	59,678	*
Robert H. Kurnick, Jr.(6)	55,846	55,846	*
William J. Lovejoy	48,038	16,000	*
Kimberly J. McWaters	22,924	14,924	*
Yoshimi Namba	0	0	*
Lucio A. Noto	56,770	33,662	*
Roger S. Penske(7)	31,959,363	31,959,363	34.5%
Richard J. Peters(8)	104,760	104,760	*
Ronald G. Steinhart	40,500	40,500	*
H. Brian Thompson	56,958	56,958	*

Officers Who Are Not Directors
Robert T. O’Shaughnessy(9)	74,937	74,937	*
Calvin C. Sharp(10)	23,519	23,519	*
Shane M. Spradlin(11)	45,167	45,167
All directors and executive officers as a group (14 persons)(12)	32,476,992	32,401,554	35.0%

*	Less than 1%

(1)	Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.

(2)
Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(3)
Penske Corporation is the beneficial owner of 30,426,594 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 538,558 shares under voting agreements. All of the shares deemed owned by Penske Corporation are pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 46,524,369 shares or 50.2%.

(4)	Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(5)	As reported on Schedule 13G as of December 31, 2010 and filed with the SEC February 14, 2011.

(6)	Consists of restricted stock.

(7)
Includes the 30,965,152 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 47,518,580 shares or 51.3%. Also includes 435,021 shares of restricted stock.

(8)	Mr. Peters has shared voting power with respect to these shares.

(9)	Includes 5,000 shares issuable upon the exercise of options and 34,103 shares of restricted stock.

(10)	Includes 13,508 shares of restricted stock.

(11)	Includes 7,000 shares issuable upon the exercise of options and 23,365 shares of restricted stock.

(12)	Includes 12,000 shares issuable upon the exercise of options and 561,843 shares of restricted stock.
RELATED PARTY TRANSACTIONS
Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year’s transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.
Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske affiliated companies”).
In connection with a sale of shares of our common stock to Mitsui in March 2004, Mitsui and the Penske affiliated companies agreed that, until termination of the stockholders agreement discussed below and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.
We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of Penske Automotive, as long as it owns at least 10% of our outstanding common stock. Mr. Yoshimi Namba, one of our directors, has been appointed as our Senior Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.

Stockholders Agreement. Simultaneously with a purchase of our stock from us by Mitsui, Mitsui and the Penske affiliated companies entered into a stockholders agreement, pursuant to which the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.
Registration Rights Agreements. We have granted the Penske affiliated companies registration rights pursuant to which the Penske affiliated companies were able to require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. The Penske affiliated companies exercised one of these rights in January 2010, pursuant to which we registered 5,750,000 shares on their behalf. In connection with that offering, we incurred $350,000 of expenses which we agreed to pay pursuant to the registration rights agreement. The Penske affiliated companies are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.
In connection with the purchase of our shares by Mitsui discussed above, we granted registration rights to Mitsui pursuant to which Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.
Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, a Penske affiliated organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation. In 2010, we were reimbursed approximately eight percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our director Lucio A. Noto is an investor in Transportation Resources Partners.
Penske Truck Leasing. We own a 9% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, transportation and distribution center management and supply chain management. The general partner of PTL is Penske Truck Leasing Corporation (the “General Partner”), a subsidiary of Penske Corporation which, together with other wholly owned subsidiaries of Penske Corporation (the “Penske Parties”), owns 41.1% of PTL. The remaining 49.9% of PTL is owned by GE Capital.
In connection with the acquisition of our 9% limited partnership interest in PTL, we became a party to a previously existing partnership agreement which, among other things, provides us with specified distribution and governance rights and restricts our ability to transfer our interests. Specifically, as a limited partner, we are entitled only to a limited number of rights, including the right to act as an observer at all meetings of PTL’s Advisory Committee and a right to pro rata distributions of available profits. Further, we may only transfer our interests with the unanimous consent of the other partners, or if we and the Penske Parties provide the remaining partners with a right of first refusal to acquire our interests at fair market value. We and the Penske Parties have also agreed that (1) in the event of any transfer by the Penske Parties of their partnership interests to a third party, we shall be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) the Penske Parties are entitled to a right of first refusal in the event of any transfer of our partnership interests. Additionally, the partnership has agreed to indemnify the General Partner for any actions in connection with managing the partnership, except those taken in bad faith or in violation of the partnership agreement. In the event of certain changes to PTL’s capital structure, GE Capital and the General Partner have agreed to provide us with certain “make whole” payments, as further described in the purchase agreement relating to the transaction, which is filed as an exhibit to our annual report on Form 10-K.

In 2010, we received $8.8 million from PTL in pro rata cash distributions. We are also party to two agreements expiring in 2047 and 2013 (assuming exercise of all optional extension periods) pursuant to which PTL subleases a portion of certain dealership locations in New Jersey and Arizona for $87,000 and $60,000 per year, respectively, plus its pro rata share of certain property expenses. Aggregate payments are expected to be $3.3 million over the term of the subleases, including all optional extension periods, but not including any potential increases in rent resulting from changes in the consumer price index. Our Chairman and Chief Executive Officer also serves as chairman of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation.
smart USA. Our subsidiary, smart USA Distributor, LLC, is the exclusive distributor of the smart fortwo vehicle in the U.S. and Puerto Rico. Penske Motor Group, Inc., a California based automotive retailer that is controlled by Penske Corporation, a subsidiary of UAG Connecticut I, which is affiliated with one of our directors as discussed below, and an affiliate of Roger S. Penske, Jr., the son of our Chairman and Chief Executive Officer, are each smart fortwo vehicle dealers and as such participate in transactions with smart USA on the same terms as those applicable to all other smart dealers. PTL, discussed above, assisted smart USA with the provision of roadside assistance and other services to smart fortwo owners in 2010 for which they were compensated $0.6 million, which amount includes $0.3 of pass-through expenses to be paid by PTL to third party vendors.
Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, and payments relating to the use of aircraft from Penske Jet, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $5.4 million paid by us, excluding the payments to AGR discussed below.
We are a tenant under a number of lease agreements with Automotive Group Realty, LLC (AGR) and its subsidiaries. AGR is a wholly owned subsidiary of Penske Corporation. The aggregate amount paid by us to AGR in 2010 under these leases was $0.4 million. The aggregate amount of all contractual payments from us to AGR under these leases from January 2011 through termination in 2014 is $1.0 million, with an additional $4.3 million due in the event we exercise all of our optional extensions under the leases through 2024, but not including any potential increases in rent resulting from changes in consumer price index.
In June 2008, an affiliate of Mr. Penske, Jr., the son of our Chairman and Chief Executive Officer, purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, we also entered into two leases pursuant to which the former subsidiaries are leasing certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $7.8 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $3.6 million over the remaining period).
We and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to any joint insurance policies, any available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid. The only current insurance policy subject to this agreement is our crime policy.
We have entered into a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding stock and we adhere to the other terms of the license agreement.
From time to time, we enter into arrangements between the Company, Penske Truck Leasing and/or other Penske Corporation affiliates and third party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. These arrangements are reviewed by the Board in accordance with our policy noted above. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale. In addition, we have a preferred arrangement with Shell Oil where we purchase targeted amounts of lubricants, fuel and other products on terms competitive to the Company.

In 2010, we had continuing investments in three companies controlled by Transportation Resource Partners, an organization discussed above: a provider of outsourced vehicle management solutions, a mobile vehicle washing company and Cycle Express, LP, an auctioneer of powersport vehicles (“Cycle Express”). We originally acquired a 10% interest in Cycle Express in 2006 for $5.5 million. Concurrent with our investment, Transportation Resource Partners acquired a controlling interest and Mitsui acquired a minority position in Cycle Express, each on the same financial terms as us. In December 2010, 100% of Cycle Express was sold to a third party. Our pro rata share of the proceeds was $14.5 million, subject to a contingency holdback of $1.0 million.
Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships at fair market value. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is one of our directors. We make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers. In 2010, Mr. Namba, one of our board members, and Mr. Ishikawa, one of our former board members, received approximately $66,900 and $162,500, respectively, in total cash compensation relating to their service as Senior Vice President — and Executive Vice President — International Business Development, respectively. Mr. Ishikawa, serves in a similar capacity for Penske Corporation.
An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 13.4% interest in one of our subsidiaries, UAG Connecticut I, LLC, pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. The Investor also paid $381,671 to us in 2011 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions, pursuant to which the Investor was paid $341,208 during 2010.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. To our knowledge, based solely on our review of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2010.
Stockholder Nominations and Proposals for 2012. We must receive any proposals submitted pursuant to Rule 14(a)-8 of the proxy rules of the Securities and Exchange Commission (SEC) intended to be presented to stockholders at our 2012 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 16, 2011. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2012 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 2, 2012.

Proxy Information. We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals, and the Board of Directors is not aware of any other matters that might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.
Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.
It is important that proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope or vote electronically through the Internet or by telephone as soon as possible.
We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2010 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).
Dated: March 16, 2011

Form of Proxy Card — Penske Automotive Group, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 10, 2011 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, FOR APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ANNUALLY AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 am Central Time on 5/10/11.

Vote by Internet

•	Log on to the Internet and go to

www.investorvote.com/PAG

•	Follow the steps outlined on the secured website
Vote by telephone
•	Call toll free 1-800-652-VOTE (8663) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.   ☒
Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE NECLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR the listed nominees, FOR Proposals 2 and 3 and 1 YR for Proposal 4.

1.	Election of Directors:

	For	Withhold		For	Withhold
01 — John D. Barr	☐	☐	07 — Lucio A. Noto	☐	☐
02 — Michael R. Eisenson	☐	☐	08 — Roger S. Penske	☐	☐
03 — Robert H. Kurnick, Jr.	☐	☐	09 — Richard J. Peters	☐	☐
04 — William J. Lovejoy	☐	☐	10 — Ronald G. Steinhart	☐	☐
05 — Kimberly J. McWaters	☐	☐	11 — H. Brian Thompson	☐	☐
06 — Yoshimi Namba	☐	☐

		For	Against	Abstain
2.	For ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2011.	☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain
4.	To approve, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

5.	To transact such other business as may properly come before the meeting.	For ☐	Against ☐	Abstain ☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
Mark box to the right if you plan ☐
to attend the Annual Meeting.
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 1 — Please keep signature within the box.